Exhibit 99.1

MRV ANNOUNCES FIRST QUARTER 2012 FINANCIAL RESULTS

CHATSWORTH, CA — May 10, 2012 — MRV Communications, Inc. (OTCQB: MRVC) (“MRV” or the “Company”), a leading provider of optical communications network infrastructure equipment and integration and managed services, today announced financial results for the first quarter ended March 31, 2012.

Commenting on the Company’s financial results, Barry Gorsun, MRV’s chief executive officer, stated, “We continue to focus on enhancing stockholder value and strengthening our business units. This is most recently evidenced by the sale of CES and the declaration of a special dividend to stockholders.  Additionally, we continue to invest in our technology and product development and improve our operating efficiency and sales and marketing efforts to ensure that our subsidiaries are well positioned in the market. MRV remains focused on providing best-in-class products and services to the global markets we serve and in maximizing returns to stockholders.”

Gorsun continued, “Market conditions continue to remain challenging for network equipment providers as carriers and enterprises, particularly in Europe, continue to defer capital spending.  MRV was not immune to this trend, and our financial results were negatively affected as a result, primarily due to softness across the Eurozone. We are working closely with our customers to ensure that we can quickly respond to their needs.  Additionally, we continued to add new customers to our business in the first quarter, especially in our OCS division.  We believe there is opportunity for improvement starting in the second quarter of 2012.”

MRV reported first quarter 2012 revenue of $48.4 million, compared with revenue of $65.5 million in the fourth quarter of 2011 and $53.2 million in the first quarter of 2011. The year-over-year decline was driven by a 9% decline in the Network Equipment group attributable to lower service and product revenues in the Company’s Optical Communications Systems (“OCS”) division and a 14% decline in the Network Integration group attributable to a continued weak European telecom marketplace. The consolidated revenue decline was partially offset by a decrease in intersegment sales between each of these two business units, which are eliminated in the Company’s consolidated reporting.

Gross margin for the first quarter of 2012 was 35.5%, compared with 36.6% in the fourth quarter of 2011 and 37.0% in the first quarter of 2011. The year-over-year decrease in gross profit is attributable to the decline in revenue at the Company’s Network Integration and Network Equipment groups, offset by the decline in intersegment sales between business units. In the Network Equipment group, margins were negatively impacted by a more competitive operating environment which increased pricing pressure, specifically at OCS. In the Network Integration group, margins were down due to a change in revenue mix at the Company’s European subsidiaries.

Operating expenses in the first quarter of 2012 were $20.8 million, or 43% of revenue, compared with $22.5 million, or 35% of revenue in the fourth quarter of 2011 and $19.9 million, or 37% of revenue in the first quarter of 2011. The comparison to the fourth quarter of 2011 excludes the previously disclosed $7.1 million goodwill impairment charge related to MRV’s Scandinavian subsidiary. The modest year-over-year consolidated increase is attributable to an increase in severance costs, offset by a decrease in stock-based compensation expense. The increase in operating expenses at the Network Equipment group can be attributed to sales force expansion and increased sales and marketing activities, offset by lower General and Administrative expenses. At the Company’s Network Integration group, operating expenses increased primarily due to an increase in severance expenses.

Operating loss for the first quarter of 2012 was $3.6 million, compared with an operating loss of $0.3 million in the first quarter of 2011. This was the result of the decrease in gross profit and an increase in operating expenses. Operating losses included share-based compensation expense of $0.2 million and $0.8 million in 2012 and 2011, respectively.

As previously disclosed, the Company closed the sale of CES Creative Electronic Systems SA on March 29, 2012 through a definitive agreement with a consortium of European private equity firms led by Vinci Capital SA. The purchase price payable on closing was $28.3 million, with $2.8 million of the proceeds going into an indemnification escrow account to be released on March 31, 2013 if no claims are brought by the purchaser.

Subsequent to the quarter close, and as publicly announced by the Company on May 2, 2012, MRV’s Board of Directors declared a special dividend of $0.30 per share payable on May 25, 2012 to stockholders of record as of May 16, 2012. This dividend is part of the Company’s ongoing effort to maximize the return to stockholders. Additional information about this dividend can be found on the Company’s IR section of its website under the Investor FAQ section.

A more detailed discussion of MRV’s 2012 first quarter financial results, including an analysis by business segment, is included in the Management Discussion and Analysis section of the Company’s Form 10-Q filed today.

About MRV Communications, Inc.

MRV Communications, Inc. is a leading global provider of carrier Ethernet, wavelength division multiplexing optical transport, infrastructure management equipment and solutions, as well as network integration and managed services. MRV’s solutions enable the delivery and provisioning of next-generation optical transport and carrier Ethernet services over any fiber infrastructure. MRV provides equipment and services worldwide to telecommunications service providers, enterprises, and governments, enabling network evolution and increasing efficiency, while reducing complexity and costs. Through its subsidiaries, MRV operates development centers in North America and Europe, along with support centers and sales offices around the world. For more information about MRV, visit http://www.mrv.com.

Forward Looking Statements

This press release may contain statements regarding future financial and operating results of MRV, management’s assessment of business trends, and other statements about management’s future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV is engaged that are based on management’s current expectations, estimates, forecasts and projections about MRV and its consolidated businesses and the respective market segments in which MRV’s businesses operate, in addition to management’s assumptions. Statements in this press release regarding MRV’s future financial and operating results, which are not statements of historical facts, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “envisions,” “estimates,” “targets,” “intends,” “plans,” “believes,” “seeks,” “should,” “could,” “forecasts,” “projects,” variations of such words and similar expressions, are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance nor guarantees that the events anticipated will occur or expected conditions will remain the same or improve. These statements involve certain risks, uncertainties and assumptions, the likelihood of which are difficult to assess and may not occur, including risks that each of its business segments may not make the expected progress in its respective market, or that management’s long-term strategy may not achieve the expected results. Therefore, actual outcomes, performance and results may differ from what is expressed or forecast in such forward-looking statements, and such differences may vary materially from current expectations.

For further information regarding risks and uncertainties associated with MRV’s businesses, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” sections of MRV’s SEC filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2011, and its quarterly report on Form 10-Q for the quarter ended March 31, 2012, copies of which may be obtained by contacting MRV’s investor relations department or by visiting MRV’s website at http://www.mrv-corporate.com or the SEC’s EDGAR website at http://www.sec.gov.

All information in this release is as of March 31, 2012 unless otherwise stated. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV’s expectations.

Contacts

Investor Relations:

MRV Communications, Inc.

(818) 886-MRVC (6782)

ir@mrv.com

or

CJP Communications for MRV

Thomas J. Rozycki, Jr.

(212) 279-3115 x208

trozycki@cjpcom.com

Media Relations:

MRV Communications, Inc.

pr@mrv.com

(Financial tables follow)

MRV Communications, Inc.

Statement of Operations

(In thousands, except per share data)

	Three Months Ended
	Mar 31, 2012	Mar 31, 2011
	(Unaudited)
Revenue	$48,371	$53,171
Cost of goods sold	31,212	33,491
Gross profit	17,159	19,680
Gross margin	35%	37%

Operating costs and expenses:
Product development and engineering	3,745	3,838
Selling, general and administrative	17,040	16,102
Total operating expenses	20,785	19,940
Operating income (loss)	(3,626)	(260)

Interest Expense	(245)	(247)
Other income, net	283	(163)
Income (loss) from continuing operations before taxes	(3,588)	(670)
Provision (benefit) for income taxes	776	1,230
Net income (loss) of continuing operations	(4,364)	(1,900)

Income (loss) from discontinued operations, net	7,976	1,356

Net income (loss)	3,612	(544)

Net income (loss) from continuing operations attributable to MRV	$(4,364)	$(1,900)

Net income (loss) from discontinued operations attributable to MRV	$7,976	$1,356

Net income (loss) per share - basic:
From continuing operations:	$(0.03)	$(0.01)
From discontinued operations:	$0.05	$0.01
Net income (loss) per share - basic (1)	$0.02	(0.00)

Net income (loss) per share - diluted:
From continuing operations:	$(0.03)	$(0.01)
From discontinued operations:	$0.05	$0.01
Net income (loss) per share - diluted (1)	$0.02	(0.00)

Weighted average number of shares:
Basic	157,738	157,572
Diluted	157,922	157,572

(1) Amounts may not add due to rounding.

MRV Communications, Inc.

Balance Sheet

(In thousands)

	March 31,	December 31,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$96,324	$71,352
Restricted time deposits	340	380
Accounts receivable, net	44,741	55,654
Other receivables	11,451	11,604
Inventories	32,181	28,134
Deferred income taxes	1,400	1,660
Other current assets	7,803	5,168
Current assets from discontinued operations held for sale	—	24,810
Total current assets	194,240	198,762
Property and equipment, net	6,953	6,789
Goodwill	5,340	5,156
Deferred income taxes, net of current portion	4,037	4,113
Intangibles, net	400	—
Other assets	418	574
Noncurrent assets from discontinued operations held for sale	—	15,295
Total assets	$211,388	$230,689

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$3,352	$8,987
Deferred consideration payable	4,615	4,615
Accounts payable	28,308	31,359
Accrued liabilities	19,884	20,924
Deferred revenue	12,776	10,985
Other current liabilities	238	1,693
Current liabilities from discontinued operations held for sale	—	3,236
Total current liabilities	69,173	81,799
Other long-term liabilities	6,565	6,209
Long-term liabilities from discontinued operations held for sale	—	467
Total MRV stockholders’ equity	135,650	142,214
Total Equity	135,650	142,214
Total liabilities and stockholders’ equity	$211,388	$230,689

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